Exhibit 99.1

Conference call script of Tut Systems, Inc. hosted on January 26, 2005.

Operator

Good morning. My name is Lawana, and I’ll be your conference facilitator. At this time, I’d like to welcome everyone to the Tut Systems Fourth Quarter Financial Results Conference Call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer period. If you would like to ask a question during this time, simply press “star” then the number “one” on your telephone keypad. If you would like to withdraw your question, press “star” then the number “2” on your telephone keypad.

At this time, I’d like to turn the conference over to Mr. Gausman, Chief Financial Officer. Please go ahead, sir.

Randall Gausman - Tut Systems, Inc. - VP of Finance & Administration, Chief Financial Officer

Thank you. Good morning and thank you for joining our conference call to report on our 2004 business and financial results.

Before I turn the call over to Sal D’Auria, our Chairman, President and CEO, I would like to remind you that today’s conversation will contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically without limitation, our expectations about our revenues, gross margin, total operating expenses, earnings per share and cash balances are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current expectations and beliefs and are subject to risk and uncertainties. As a result, actual results may differ materially from forward-looking statements contained herein. Risks that relate to these forward-looking statements include the risk inherent in new and developing technologies and markets, the risk that competitors will introduce rival technologies and products, and the risk that expected financial benefits of new technology deployments will not be achieved as a result of unforeseen cost or events.

Further detailed information about risk factors that may impact our business is set forth in our periodic filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or alter our forward-looking statements whether as result of new information, future events or otherwise. Now I will turn the call over to Sal for his opening remarks.

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Well, thank you, Randy. And welcome to our early morning conference call.

Q4 was a good quarter for Tut and we met many important internal milestones. We believe strongly that 2005 will be a breakthrough year for Telco TV and a breakthrough year for Tut Systems. Even since my last conference call a few weeks ago, and since my last talk at the Needham conference in early January, we’ve seen very positive activities in our marketplace that will positively affect Tut. Things are moving quickly in the Telco TV space and we are excited to be right in the middle of it.

You’ve heard me say that we believe our market opportunities have grown larger than previously thought. You’ve heard me talk about our sales funnel. Our sales funnel continues to grow and stay well over $100 million. But in addition to that, over the last 45 days Tut has responded to numerous large carrier requests for Telco TV deployments.

Total dollar value of our response, over the last 45 days, were more than double the size of our funnel, more than $200 million. You’ve heard me say that the decision and the deployment cycle for some of these opportunities may be happening sooner than earlier estimated. And I believe that the first of these large decisions will be made in the next three or four months. And that the first deployments will be made before the end of the year, maybe even before the end of Q3. Also, we continue to be confident that our multi-edge video content processing solutions are world class, and we are well positioned with the major carriers. I’d like to turn over to Randy to talk about the Q4 financials to start.

Randall Gausman - Tut Systems, Inc. - VP of Finance & Administration, Chief Financial Officer

Thank you, Sal. Our total revenues were $7 million and $25 million for the quarter and year ending December 31st, 2004 respectively, compared with total revenues of $9.2 million and $32.2 million for the same periods in 2003. Compared with third quarter of 2004, fourth quarter revenue increased by 5%. We were able to grow the revenue in the fourth quarter even though we did not recognize any MPEG-4 revenue in the quarter.

For the fourth quarter ending December 31st, 2004, our video processing systems revenue was $5.9 million, an increase of 19% compared with the third quarter ending September 30th, 2004 and a decline of 17% compared with the fourth quarter ending December 31st, 2003. For the year ending December 31st, 2004, our video processing systems revenue was $18.1 million, a decrease of 24% from revenue of $23.9 million for the same period in 2003. The year-over-year decrease in video processing systems revenue was due primarily to the adverse effect of certain digital TV headend sales not closing during the period as expected.

While we believe the market for digital TV headend sales will expand this year, we have experienced a variety of factors that cause many of our perspective customers to delay the purchase decisions in 2004. These factors include, but were not limited to the general availability of advance compression technologies and related set-top boxes, the availability and deployment of more efficient data transmission technologies, and emerging video signal encryption technologies. We expect sales of video processing system products to increase in 2005 following the introduction of our MPEG-4 compression technology, and new set-top boxes in the first half of 2005. Revenue from our broadband transport and service management products in the fourth quarter of 2004 was $1.1 million, a $600,000 decrease from third quarter of 2004 and a $1 million decrease from the fourth quarter of 2003. For the year ending December 31st, 2004, revenue was $6.9 million compared with $8.3 million for the same period in 2003. The decrease in revenue is primarily result of customers choosing and competing the wireless data transmission products instead of our products. Accordingly, we expect sales of our broadband transport and service management products to decrease slightly in the first half of 2005, and then to increase in the second half of 2005 as we introduce new products. 28% of the revenue for the quarter was from international customers and 72% was from the US customers.

For the year ending December 31st, 2004, 23% of the revenue was from international customers and 77% was from US customers. No single customer accounted for more than 10% of the revenue during the quarter or for the year ending December 31st, 2004.

For the quarter ending December 31st, 2004, our cost of goods sold was $4.3 million, a $300,000 decrease from the quarter ending December 31st, 2003. The decrease was primarily due to a year-over-year decrease in material costs. Cost of goods sold was $17 million for the year ending December 31st, an increase of $1.3 million compared with the year ending December 31st, 2003. This increase includes a year-over-year net increase of $2.5 million in inventory reserves, an increase of $0.5 million in labor cost, $200,000 increase in contractor expense, $200,000 increase in freight cost and $300,000 increase in other related expenses. Partially offsetting these increases was a decrease in material cost of $2.4 million.

Our gross profit and gross margin for the fourth quarter ending December 31st, 2004 was $2.7 million and 39% respectively, compared with $4.6 million and 50% for the same period ending December 31st, 2003. Gross profit was $8 million and $16.5 million for the years ending December 31st, 2004 and 2003 respectively.

Operating expenses, including the amortization of intangibles of $400,000 were $5.5 million for the fourth quarter of 2004, an increase of $400,000 from the fourth quarter in 2003. Operating expenses for the year ending December 31st, 2004, including amortization of intangibles of $1.5 million and an impairment charge for intangible assets of $200,000 were $21.4 million, a decrease of $700,000 from the same period in 2003. The year ending December 31st, 2003 included amortization of intangible assets of $1.8 million, an impairment charge of $100,000 and a $300,000 restructuring charge. Excluding the intangible asset charges and restructuring charge, the year-over-year increase in operating expenses was primarily due to increases in headcount and other personnel related expenses.

The net loss for the quarter was $2.6 million or 11 cents per share basic and diluted, compared with a net loss of $0.5million or 3 cents per share basic and diluted for the fourth quarter of 2003. The net loss for the year was $13.5 million or 63 cents per share basic and diluted compared with a net loss of $5.5 million or 28 cents per share basic and diluted for the same period in 2003. Cash and cash equivalents totaled $12.4 million at December 31st 2004, a decrease of $1.9 million from December 31st 2003.

The net decrease in cash was primarily due to our use of $9.7 million for operating activities, $1.4 million for the purchase of property and equipment, which was partially offset by the net proceeds from our fourth quarter follow-on offering of $8.7 million and employee common stock purchases of $0.5 million. Accounts receivable were $6.6 million at yearend compared with $7.1 million at December 31st 2003.

DSOs or days sales outstanding were 86 days at quarter end compared with 71 days at the end of the third quarter of 2004. Subsequent to end of the fourth quarter, accounts receivable collections increased resulting in a drop in our DSOs to 67 days. At year-end, total current liabilities were $4.7 million compared with $15.5 million at the end of December 31st 2003.

Year-end current liabilities included $4.5 million for accounts payable and accrued liabilities and $200,000 for deferred revenue compared with $4.8 million for the year ended December 31st 2003. The decrease in current liabilities was primarily due to the reversal of $10.7 million during the first half of 2004 related to settlement of certain legal matters.

This reversal had no impact on our statement of operations. One final comment I’d like to make about our cash position. On January 7, 2005 we entered into an agreement and planned merger with Cosine Communications, Inc. The proposed-merger will be a stock for stock transaction valued at approximately $24.1 million. Upon closing we will issue approximately 6 million shares of Tut Systems common stock to the shareholders of Cosine. This transaction is expected to result in net cash to us of approximately $22.75 million and is expected to close by March 31st 2005. Now I will turn the call back over to Sal for additional comments.

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Thanks, Randy. During the last quarter, both our North America MPEG-2 customer base and our international and MPEG-2 customer base grew stronger than expected. We now have more than 110 Tut powered video networks around the world. And we saw an increased number of major headends and remote headend and expansions in the quarter over last quarter.

In fact we saw three major headend wins and 10 remote and expansions during the quarter. So that was a good quarter from that perspective. We’re very excited that we had our first sale of Astria equipment to a top tier North America carrier for further field trial and anticipated upcoming Telco TV field trial. We are very excited about that.

It was a good quarter for us in Asia. We entered into a reseller agreement with a major equipment supplier in Asia that will help us throughout Asia and other parts of the world. And we are already very active in the number of opportunities with them around the globe.

We had our third and largest upgrade to the PCCW network during the quarter. They continue to be the largest switched digital video network in the world and we are encouraged by the rumors that there may be business relationships between PCCW and China Netcom. This could be positive for us.

On the technology front, we recently announced that we will be demonstrating some new technology for forward error correction or FEC at upcoming VidTrans & SMPTE Conference. This is a very powerful technology that will enable us to offer a new level of support for video deployments over the largest IP carrier networks. It re-enforces our commitment to multi-edge video processing solutions beyond just great encoding.

Our MPEG-4 opportunity set grew in the quarter; MPEG-4 set-top boxes did not become available as expected. While we have passed multiple milestones for our first multi-million dollar MPEG-4 contract, we recognized no revenue for MPEG-4 in the quarter. We now have a couple of customers in our backlog and in fact in the quarter our backlog has increased by more than a million dollars for MPEG-4. Today we have over 33 customers and potential customers waiting for Tut’s MPEG-4 demonstration units and set-top boxes; 13 of them are new customers, most of these new customers are large profile carriers, with an international footprint, the other 21 are existing customers and are part of the significant upgrade opportunity for Tut moving forward with our installed base.

We are expecting a first shipment from a set-top box partner in the next week. We believe that these first set-top boxes will enable us to begin to address the needs from our customers that are anxiously awaiting MPEG-4.

Yesterday my MPEG-4 engineering team was excited to show me a demonstration of the latest and greatest MPEG-4 code running on our new MSP card. They have met a very significant internal milestone after a number of long days and long nights. They have created an MPEG-4 solution that produces a very high quality video output at very low bit rates and I believe that our solution will be less than half the cost of our largest competitor.

Additionally there are some special functions and features in our architecture in the implementation of the MPEG-4 standard. I will be talking more about it in the near future and we believe that these special functions and features will set us apart in the marketplace.

I am extremely proud of the whole team. Some of the team has been working on MPEG-4 for over three years. It was a great achievement to meet this internal milestone. I congratulate the team and thank them very, very much for their hard work. This will really pay off and I believe that everyone will be proud of the solution that we’ll have in the marketplace in the very near future. Now I’d like to turn back to Randy.

Randall Gausman - Tut Systems, Inc. - VP of Finance & Administration, Chief Financial Officer

Thank you Sal. Let me now turn to our forward-looking guidance. Remember that the forward-looking statements that I am about to make are subject to many risks and uncertainties as described at the beginning of this call. Further because of the high cost per unit of our head-end systems if we were to sell even one less system than our forecasted number of head-end sales per quarter such a decrease in sales volume would have a material and adverse impact on our revenue for the quarter.

We are providing the following guidance for the first quarter of 2005. We expect to begin recognizing some revenue in the first quarter related to MPEG-4 and we expect our broadband transport and service management revenue will be unchanged quarter-over-quarter. Therefore we are estimating that our first quarter revenue will be relatively unchanged compared with the fourth quarter of 2004. However, we believe that there is a potential upside related to the first wave of MPEG-4 shipments. We estimate that our gross margin percentage will be approximately 40% for the first quarter. We estimate first quarter operating expenses including amortization of intangibles will be approximately $5.5 million. Upon closing of the Cosine acquisition, we expect that our cash position to be approximately $30 million to $33 million.

We expect the weighted average number of shares outstanding to be approximately 25.3 million for the first quarter excluding the shares issued to Cosine, which I remind you is approximately 6 million shares. This concludes my financial comments and guidance. As a reminder we will not be reviewing or commenting on financial models or providing additional details to our expectations after this call or during the quarter.

We also wish to remind you that Tut’s actual financial results may vary materially from our guidance due to factors that are unforeseen or whose results are unpredictable at this time. I will now turn the call back over to Sal for his additional comments.

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Well, thank you Randy. I would like to give additional color on our business going forward. We’re very excited about the opportunities ahead. We believe that we have three distinct video business growth factors moving forward. First our traditional business with the IOC’s. We believe that there’s still 90% of the market to penetrate. The second growth factor is with existing customers and the customer upgrade cycle. We now have over 110 Tut powered service provider networks around the world and they’re all on MPEG-2. We think this will be a meaningful part of our business moving forward to upgrade them to MPEG-4. As you saw from my earlier comments, we have over 33 customers waiting for MPEG-4, and 21 of those are existing customers who again are prime upgrade cycle customers. The third part of our growth is with large tier telcos, they are definitely serious about entering the Telco TV business and they are definitely accelerating their plans. We have been surprised by the scope of activities that we are seeing and in the last few months and, in fact, in the last few days. We are optimistic that we could begin to add meaningful large customer business before the end of ‘05. We think that will be a Q4, maybe even a Q3 activity.

We are feeling good that our experience with the system architecture and with distributed multi-edge video networks will become a key advantage for us. You heard us talk about the FEC technology, which will be demonstrated next week. We believe that is a key part to the equation and as to our profile with the largest carriers.

We believe that all three parts of our video business will grow in ‘05 and will provide a strong business profile throughout the year, though a layered business throughout the year. Our product line leading edge technology and real-world video deployment leadership uniquely positions us to be a major player in this marketplace. Over the next quarter we expect to see a lot of activity at Tut that further enhances this position in the marketplace.

A few of the items to keep in mind. We expect to close the Cosine transaction and significantly strengthen our balance sheet. We expect to see our first MPEG-4 revenue this quarter. We expect to further develop relationships with large distribution partners to assist us in bringing video solutions to the largest carriers. We expect to introduce additional new products that further demonstrate our leadership in providing multi-edge video content processing solutions beyond just great encoding.

We expect to proactively seek out additional product and technology additions to broaden our solution portfolio. And we expect that ‘05 will be the breakthrough year for Tut. Again, we thank you for listening early in the morning, particularly those people on the west coast. We would like to now open up for questions.

Q U E S T I O N S  A N D  A N S W E R S

Operator

At this time, I would like to remind everyone in order to ask a question, please press “star” then the number “one” on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from Bill Morrison, Ryan Beck & Company.

Bill Morrison - Ryan Beck & Company - Analyst

Good morning, guys.

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Hey, Bill. How you’re doing?

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Good morning.

Bill Morrison - Ryan Beck & Company - Analyst

Doing great. Thanks. First question is, do you expect general availability in Q1 for set-top boxes or a measured pace? Second question is, can you talk more about your new partner that you just talked - that you just mentioned? Thanks.

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Sure. That’s two good questions. The first one, actually I liked the term you used, measured pace. We have relationships with a number of set-top box manufacturers and have been in close contact with them. We, of course, are under nondisclosure agreements and have a very detailed rollout schedule from each of them and a very detailed feature set from each of them. We’re very happy with what we are seeing in terms of the robustness of the feature set and the aggressiveness of the price points of set-top boxes. We believe that Q1 will see the first set of set-top boxes come out.

We’ll see additional available products in Q2 and Q3 and even in Q4 for some of the later entrants. It is, I think, again, measured is good way to look at it, if you think about it in terms of our business, we have, like we said, 33 customers waiting for MPEG-4 and we’ve increased the backlog already, just based on what we’ve been able to show our customers today with the limited set-top box availability. You know, set-top boxes will not flood into the marketplace in Q1 for sure, but we’ll start to see the first set of these.

On your second question, we talked about a large Asian supplier that we’ve signed a reseller agreement with, which means that we are the head-end supplier for them. They are taking us into a lot of accounts around the world. We have not mentioned their name at this time. We expect to mention their name as we talk about some of the wins that we are jointly engaged in or hopefully engaged in around the world. So you should expect to see some of that news in the coming months. We are very excited about working with the large partners, because we see it as the key way to get to the even larger carriers around the world.

Bill Morrison - Ryan Beck & Company - Analyst

Good. Thanks. Just to follow-on on my first question, so the potential upside in Q1 would be directly related to the availability of set-top boxes?

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Yes, we think so. Yes. The answer is yes. We, as I mentioned, are waiting for a shipment right now of a group of set-top boxes which would be directly used for revenue generating opportunities in Q1. That said, we’re still cautious about set-top boxes because they have traditionally been later than they’ve told us, though we believe that we will receive the shipment in fact in the next week or so, and begin to deploy some revenue generating systems.

Bill Morrison - Ryan Beck & Company - Analyst

Okay. Thanks a lot, guys.

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Thanks, Bill.

Operator

Your next question comes from Anton Wahlman, Needham.

Anton Wahlman - Needham - Analyst

Hey, Sal and Randy, can you hear me?

Randall Gausman - Tut Systems, Inc. - VP of Finance & Administration, Chief Financial Officer

Yes.

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Yes, go ahead, Anton.

Anton Wahlman - Needham - Analyst

Yes, I was kind of just wondering about, you know, you talked about your funnel in the very beginning there you said that it had until — am I stating it correctly if I say that — paraphrasing you correctly if I say that you were talking about a funnel that had been over a $100 million until relatively recently, but very, very recently you had been bidding for more than $200 million worth of potential contracts?

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Yes, let me be very clear on that. This is really something that we are very excited about, and we’ve given you updates over time about our - I would call our traditional funnel, which is you might recall is our sort of mainstream — for the most part our mainstream IOC business that’s in there. That funnel continues to grow and I think you can get a sense for why were seeing things like 21 existing customers waiting for MPEG-4. But we’ve told you that we’ve been involved in responses, you might imagine RFP type responses with some of the largest carriers. When you just separate from the funnel that we’ve told you about and separate from that funnel that we told you today is over a $100 million. If we add up, the dollar value of the responses that we have made to large carriers as in RFP responses in the last 45 days, our responses would total over $200 million worth of potential business. I think that gives you a sense for the size of the opportunity for Tut and the size of the opportunity with the largest carriers that are out there. And again, that number is separate from what I would call our traditional IOC business, which in a sense has almost a separate funnel that’s been growing and is over a $100 million.

Anton Wahlman - Needham - Analyst

All right. So all this new stuff in the last 45 days, these are really — I mean, would you say that — say the three of the four largest US telcos, without mentioning any names obviously would be the vast preponderance of that $200 million or is it really — a significant portion of it coming from outside of the US?

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

No. Well, the numbers I’ve talked about are, yes; they are primarily the North American US carriers that you referenced. It doesn’t mean to say that there aren’t things going on around the world, but just to give you an order of magnitude, the carriers in the US are very serious and very active and we think we’ve got products that meet those needs. One thing I didn’t mention and you’ve heard this before from me, but the architectures that have come out of some of these requirements are very much more distributed in multi-edge than I think people expected before. That has helped to increase the size of the opportunity. And we are very excited about that, because we are positioned very well with our multi-edge solutions.

Anton Wahlman - Needham - Analyst

Now, in terms of you making sales to, in particular large US telcos to very large ones, would you say that — I mean, you bid those directly or through — let’s call it an overall system integrator as a general statement. I mean, obviously, that could be — one could different than the other, but would you say the majority is bidding directly or majority is really falling under the larger systems integration umbrella by somebody for example selling them DSLAMs or software or something else?

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

You know, I would say that the vast majority of those are bid in multiple ways. In fact, I can think of some bids that we — some opportunities we bid five different ways.

Anton Wahlman - Needham - Analyst

And that — if I remember — that’s two ways from the direct or non-indirect but would you give it — for the indirect part, would you say that you’re basically bidding the different types of partners?

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

No. Not different types, but different partners. Yes.

Anton Wahlman - Needham - Analyst

Okay.

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Yes. Not different types, they are all sort of the same kind of group of handful of people. But yes, let me — we are very aware of the fact that the largest carriers like to have a significant preference to work with some of the largest what we call system integrators in the world. While we’ll bid things direct to people that we know all about our technology. We will also bid indirectly, as you call it, with other large system integrators. And we do like the fact that on any one request that we may be in there, in the multiple ways with multiple partners. That we think is a success package that maximizes the probability for success for us and we like that a lot.

Anton Wahlman - Needham - Analyst

Yes. We’re not getting too detailed, but I’m just trying to understand here, I mean, for example in a situation where you may have one, you said in five different or you may have bid here in the five different ways. Would you then say that the one out of those five would be direct and the other four various partners for four other ways of getting there?

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Yes. I mean you only do direct once.

Anton Wahlman - Needham - Analyst

Yes. Exactly. One direct.

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Right. So you only do direct once. We are plenty busy and we only have time to do it once and that’s the way they want it. So, we do that and then we have multiple partners to help leverage our activities. You know, I’ve said and people have asked me, well, do I think that the large carriers will buy our products and I believe that they will. If you ask me if they’d buy directly from us, I’d say, you know, maybe directly, but maybe not. And certainly we’ve been spending a lot of time on relationships around the world to ensure that we have the right channels into the largest carriers.

Anton Wahlman - Needham - Analyst

Now, for any large order that you may win of that type of nature that may be in several tens of millions of dollars or conceivably even more, I mean, and where you may not have won the business directly if it comes to that, but rather as part of an umbrella, I mean, could you discuss a little bit like kind of the margin impact? One would have to think you would place gigantic order with you that it’s going to be three times your last year’s sales or equivalent right or you would think that you would be offering some special discount or is that the wrong way of looking at it?

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Well, obviously there are, you know, as various people are involved in an equation like that, there are discounts to keep everybody involved. Our analysis is that even with an indirect relationship that we would see margins north of the margins that we’ve demonstrated here in the last year.

Anton Wahlman - Needham - Analyst

So let me see if I understand correctly. Are you saying that you would be able to even if you win couple hundred million dollars worth of business over the next year to be delivered over some period of time in a matter of say you get three big orders for 50 million or more, you’re saying your margin structure should still be sort of 40 plus?

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

We believe so. We’ve done some analysis and you remember when you get the volumes like that there is a lot of efficiencies that come into play on the manufacturing side, etcetera. And it is our analysis at this time that we would see margin growth. And that on top of the fact that many of the new products like MPEG-4, we and some of these other content processing things like FEC and some other things are going to be good margin contributors for us. And we’re very excited about that.

Anton Wahlman - Needham - Analyst

Now, when — where you are bidding with system integrators, umbrella-kind of bids would it be fair to say that it’s still the end customer that is basically sort of calling the shots on your particular aspect of the overall contribution or do you find that in some cases they’re really telling the umbrella provider that yes, while you pick whatever you suggest? I mean, would it be fair to say that the service provider has still the biggest input in that whole thing?

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Absolutely. The service provider is definitely involved in their destiny. They’re definitely the ones that are choosing the technology. We have not seen at all, we haven’t seen where the our partners are not the ones deciding those things, it’s the end user that is the large service provider that is making those technology decisions and in fact that’s why we are always sure to bid directly and make sure that the highest level of the technological organization have a good understanding of you know the intricacies and the very positive attributes of our solution. So, you might imagine, even when we’re bidding things indirectly our technical team, our CTO, our sales team are out there with technical teams of these largest carriers.

Anton Wahlman - Needham - Analyst

All right. Just two more questions, if you can bear with me on MPEG-4. I need you to clarify. First question is on Standard Def versus High Def, I mean, I take it that the first bout of sort of boxes that are flowing out into the marketplace here in first half of this year and also your product is really focused on the initial delivery of standard definition?

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Absolutely. And its — we have talked about it before, our first product will be Standard Def. We believe it will have better quality. Bit rate and margin than MPEG-2. Later on in the year and, again highly dependent upon set-top box availability, we would see our High Def solution be available. Remember high def set-top boxes are different than standard def set-top boxes. Some will do multiple ones, but you will find a lot that are just sort of single function, too. So this is definitely the progression of things and we think that matches with the needs of the marketplace.

Anton Wahlman - Needham - Analyst

So, independent of the set-top box as available is scheduled for HD, when would you think you will be ready for HD?

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Well, I mean — we think it as something as a late ‘05 activity, just based on what the customers been telling us. They are out there and they are clamoring for standard def right now, and they very much want that first into their network.

Anton Wahlman - Needham - Analyst

And then final question on — further is clarification of MPEG-4. I guess, if I understand it correctly, the framework or the discussion so far is really at H.264 with windows coming on later in the year, is that a fair assessment?

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Yes, that’s a fair assessment. I will tell you that I think that MPEG-4 will - MPEG-4 is a very robust standard, very robust standard and I believe that MPEG-4 will play a significant prominent role in the rollout of Telco TV around the world. And it will definitely be the first of the major deployments. And again, we’re just — while our platform will also support Windows Media or VC1 or whatever it’s called later on. We are more and more convinced that the robustness of MPEG-4 AVC will make it a dominant force in the marketplace for sometime to come.

Anton Wahlman - Needham - Analyst

Thank you.

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Thank you, Anton.

Operator

Your next question comes from Steve Levy, Lehman Brothers.

Steve Levy - Lehman Brothers - Analyst

Hello, Sal.

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Hi, Steve. How are you?

Steve Levy - Lehman Brothers - Analyst

Great. Just two questions for you, you were talking about getting the set-top boxes in next week or so. Does that mean for those customers you are actually acting as a reseller for those set-top boxes?

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

No.

Steve Levy - Lehman Brothers - Analyst

Or you’re just getting them in for testing?

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

No, we are not in the set-top box business and we don’t like to be in that business, and in fact, none of the revenue that we’ve talked about in our backlog for MPEG-4 is set-top box-related. We are in these early days helping to in order to expedite the first deployments, working closely with the set-top box guys and sort of coordinating those initial shipments particularly for demonstration and initial deployment with the set-top box guys. So, we’re - anyway we think that we — it’s working to our advantage because we’re able to potentially strike some deals with some of these set-top box guys that get them to us little bit earlier than someone else and we can more quickly demonstrate our products. But no, we’re not in the set-top box business. Don’t expect to be. Though we will sort of help broker these things in a way in the early days of availability.

Steve Levy - Lehman Brothers - Analyst

Well, let me just be clear. You are describing — I think strategically what you want is, you just want to facilitate...

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Right.

Steve Levy - Lehman Brothers - Analyst

...this and you now looking to take it in-house, mark it up and then pass it on. Its an absolutely critical thing that they exist otherwise you can’t sell your headend.

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

That’s right. That’s right. So you’re absolutely right. We are not...

Steve Levy - Lehman Brothers - Analyst

So you are just in this for the facilitation, because it helps your business?

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

That’s right. Right. So when we go — as an example, when we go to trade shows, think of it this way, we go to trade show and we want to show our headend, we want to show it with working with a number of set-top boxes. So we work with them to get some early shipments of things. The same thing if you take it forward to the customer, the customer is putting in the headend, and now they want to see it work with a variety of set-top boxes. So we bring those vendors in and make sure that the customer gets some of these early units to fire up their system.

Steve Levy - Lehman Brothers - Analyst

Okay. And then the other thing is, just going back to the relationship that you would have with some Tier 1 carriers, you talked about one example where a Tier 1 carrier telco in North America has actually accepted the product for a field trial. Could you just walk us through — was this sold directly to them and do you think that when you — if you are successful and hopefully you are moving to the next phase then it would actually be staying direct or whether you would actually have to start working with integrator or something?

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Yes, that’s a good question. And yes, we are proud of the fact that we have sold the first Astria equipment into a carrier. It was sold for lab trials back. They’ve had some product in the lab already. This is some additional product, and we have been told that this will be used in an upcoming field trial. This is a good example of us working — beginning a relationship at the technical level where a lot of people have a lot of respect for our abilities in the video space and our people for through various committees and all of these things over the years, we have a good reputation in that area. So we - again, we saw in this situation where we sold some equipment into the carrier for their lab, for their field trial. I expect that if they roll this out particularly if they roll it out as robustly as they may roll this out, and we would then work with a larger system integrator to make things easy for everybody.

Steve Levy - Lehman Brothers - Analyst

Great. Thanks.

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Thank you. Thanks for being on the call.

Operator

Your next question comes from Chet White, Merriman Ford.

Chet White - Merriman, Kurhan, Ford & Company - Analyst

Hi, guys.

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Hey, Chet, early on the west coast, isn’t it?

Chet White - Merriman, Curhan, Ford & Company - Analyst

Yes. Everyday. Everyday. Let’s see, could you help me out on the applications for some of these big deals? Are you pitching the master headend most often or some remote content? What does that look like?

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Yes, we believe that we are uniquely positioned to be able to bid on all edges of the network. And with the different sizes and shapes of the products we have and with the different functionalities that we can load on our various sizes and shapes we believe that we are very well positioned across the various edges. Particularly, with some of the smaller edges, though, we believe that even on the sort of masters we have a very good position.

Chet White - Merriman, Curhan, Ford & Company - Analyst

Okay. And would you say they’re the more - the higher probability is some of the remote applications or do you think you have a decent shot at the masters?

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

I think we have a decent shot all around. I will say that we are very excited about the remotes because there are so many of them. We like that that stays — we like the volume edges are very nice potential business.

Chet White - Merriman, Curhan, Ford & Company - Analyst

I mean, have you partnered with any of the bigger companies that are in the coding business, where they would say potentially pick up the master, and you would pick up the remote. Or is it more say, you are partnering with big, top guys and getting in with them standalone?

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

I can’t comment on that in much detail at this time. So, we’re very open to partner with a lot of people.

Chet White - Merriman, Curhan, Ford & Company - Analyst

Okay.

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

And again because of the wide range of product that we have.

Chet White - Merriman, Curhan, Ford & Company - Analyst

I see. And then on the MPEG-4, in your expectations for a flat quarter, you’re suggesting that MPEG-4 is upside to what you are going to ship — let’s assume that would top the flat quarter up, you have no MPEG-4 revenue expectation in that flat number?

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Let me give you a sense. There are two parts to it. First is, we fully expect to have — to recognize our first MPEG-4 revenue in the quarter. I don’t fully — well, I would say that that — and that gives us a sort of similar to size quarter to what we saw in Q4. If we shipped all of our backlog, if we recognize all of our backlog, there would be upside beyond that. And we’re just being very cautious about, what level of recognition that we will have. As you can see, we have a lot of pent up demand. I don’t expect that much of that pent up demand will get recognized in Q1 revenue. Though, I think, that Q2 could be a very interesting quarter for the Company.

Chet White - Merriman, Curhan, Ford & Company - Analyst

Okay. And then, could you just walk me through the broadband business you expect to be down in the first half but flat in the first quarter. Did I get that right?

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

I think, yes, the broadband business at a down profile in Q3 — Q4, we think it will be flat in Q1, possibly the same in Q2 and with some new product activity moving up. It may — the new product activity may have it move up sooner as in Q2, it’s just little early to tell at this time.

Chet White - Merriman, Curhan, Ford & Company - Analyst

So, the expectation of down in the first half is probably the big conservative?

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Yes, it may be. And I also will point out that when you think about it as happening in Q4 the video side of the business has since made up for some of the down in the broadband transport side. And I think we’ll continue to make up for some of that in the first part of this year, and we are certainly hopeful that that the broadband group will contribute some growth dollars.

Chet White - Merriman, Curhan, Ford & Company - Analyst

Okay. And then...

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Second half.

Chet White - Merriman, Curhan, Ford & Company - Analyst

On the — in January you noted the business is going well. And I didn’t know, if I got this right. You said DSOs for the quarter were up in the 80s, and group had fallen back into the 60s. You mean — could you go through that?

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Yes. You know it’s one of those end of the year phenomena, if you did the DSOs on December 31st, you would have about 80 days. If you did DSOs five days later the DSOs were closer to high 60s or 70.

Randall Gausman - Tut Systems, Inc. - VP of Finance & Administration, Chief Financial Officer

Right. Yes, I mean, end of year phenomena, I think, yes, we’ve — if you have been following us for a while you have probably seen this, we report at the end of the year and our customers reported do their business at the end of each quarter and we’ve seen that sometimes a trend where the DSOs are up a little bit, and then right after the quarter we get our collections pick up, which really would drop our DSOs back down into the range that we’re used to normally seeing, and which is in the 60 to 70 day range.

Chet White - Merriman, Curhan, Ford & Company - Analyst

I see. And with that said, does it give you little better front-end loading on flat of million dollar number like a 30, 30, 40 type of quarter or given the right at 20, 20, 60? And linearity — on booking?

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Yes, well, we do typically see more orders later in the quarter than we do on the earlier part of the quarter. You know that’s, and there is a little bit of that trend in each one of our quarters, which adds to that receivable situation.

Chet White - Merriman, Curhan, Ford & Company - Analyst

I see.

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Our quarters, in terms of orders coming in and sort of backlog profile is maybe a little more linear than you might imagine. This is not — it isn’t all the last month, relative to this business. And you can, you know, we pointed out it — we on the MPEG-4 side that we now have some millions of dollars of MPEG-4 in backlog. And we’re looking, and we’re going through as an example with our largest first customer there, we have there is multi-phase deployment process and we completed phase 2 in Q4, but showed zero revenue. So, the Astria chassis is in the customer’s — on the customer’s site. And but we showed zero revenue.

Chet White - Merriman, Curhan, Ford & Company - Analyst

I see. So backlog is growing pretty healthy?

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Well, we’ve been — like we said, we’ve added at least another million dollars to our MPEG-4 exclusive backlog.

Chet White - Merriman, Curhan, Ford & Company - Analyst

Okay. And then, Cosine, are there any — that’s expected to close in March?

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Yes, we expect it before March 31st; obviously there is upcoming proxy, S4 filings and all those things and pending. So, I extraordinary slowdowns by the SEC we expect it by March 31st, that will be closed, and those funds will be part of our balance sheet.

Chet White - Merriman, Curhan, Ford & Company - Analyst

And are there any price bands on that deal or anything like that?

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

No, it’s all, you know, is all set and it’s all contained in the filings that we made and that doesn’t change anything, it doesn’t change.

Chet White - Merriman, Curhan, Ford & Company - Analyst

Okay. One last area. You have new forward error correction product. When will that one be shipping and in general is that like a path 1 type of forward error correction solution for transport long haul where does that fit in?

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

This is really interesting. Again this is important to connect to our vision of providing a full headend functionality, beyond just encoding and DTA and all those things. We’ve got a very powerful platform here. You can think of what’s happening, particularly with the largest carriers. The largest carriers are beginning to, you know, they have deployment plans that are IP-based over increasingly large networks. And we think that when you have that and you want to provide quality video on something other than a dedicated network that things like forward error correction will become an important part of the deployment and quality equation for video. And we believe that we are uniquely qualified to do that. It’s actually, if anyone is down in Atlanta and goes to VidTrans, we’re presenting a couple of papers there and demonstrating this. It’s actually very interesting technology. You know you can, you can drop some packets and not see a change in the quality of the video. And that’s a really important thing to, we believe it’s an important thing for some of the — or will be an important thing for some of the largest carriers.

Chet White - Merriman, Curhan, Ford & Company - Analyst

Is there any just general size in the couple of million dollar product or...

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

No, this is another application for an Astria. So it’s the same Astria platform with, you know, some specialized applications on those.

Chet White - Merriman, Curhan, Ford & Company - Analyst

Okay. And then what...

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

It fits right in with everything else and is an option that we can offer to our customers that we think makes our overall package that much more attractive.

Chet White - Merriman, Curhan, Ford & Company - Analyst

And then just — one last one on Astria SC. When do you expect to go from test revs to deployment revs is that an ‘05 opportunity?

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

With the SC?

Chet White - Merriman, Curhan, Ford & Company - Analyst

Yes.

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Yes, I think that that — that’s, we’re still looking at something in ‘05. We’re not quite sure exactly the timing on that, but that is progressing and — but we’ve told you think of it as a later ‘05 thing. And stay tuned for some product announcements over the next couple of months relative to that.

Chet White - Merriman, Curhan, Ford & Company - Analyst

Excellent. Well, congrats and its good to hear things are really picking up for you in some of the top accounts around the world.

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

This is an exciting time in this space. And we hope people understand the profile and the transition, the fundamental transition that our business is going through over the first part of this year.

Operator

Thank you. At this time there are no further questions.

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Give everyone just one more moment just in case sometimes people are sleepy out there or shy.

Operator

Your next question comes from Anton Wahlman, Needham.

Eric Kainer - Needham - Analyst

Actually, this is Eric Kainer working with Anton. Congratulations guys. It sounds like you’ve really got some traction on the business.

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

We’re very excited about the opportunities.

Eric Kainer - Needham - Analyst

I can understand why. Let me ask you a couple of little bit more strategic questions, if I could. It sounds like obviously, Telco TV is really opening up for you right now. In addition to that, there were couple other markets that might also be not to defocus you, but also opening up opportunity-wise for you.

Historically, you’ve not sold into the satellite market, I wonder if you could talk a little bit about the application of your products there? Especially, with the FEC features that you’re now going to be demonstrating. And also, I’d like you to talk about Cell TV, I mean everybody seems to be starting to chat about Cell TV. And I wonder how might apply there?

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Yes. I’m not as familiar with the opportunities on the Cell TV side, I will say that we have to be very careful about stretching our resources beyond our core focus. I would say that it’s very clear, Telcos are number one and they are keeping us busy from the small carriers to the large carriers. I’d say that probably next on the list, you know, we do have some, you know, small cable customers out there, too. And I think over time we may see some more opportunities there, particularly as the cable guys embrace switched digital video, which we think that they will over the next couple of years. Satellite has not been high on our list. Because of the other things that we have going on. And that’s kind of, the way we sort of prioritize our activities. I should mention that I haven’t talked very much about it, but because of the significant activity on the Telco TV side, we still maintain it had good business and good wins on the trunking side, the video trunking side. So government, military and some of those things continue to be a — another good market opportunity for us. And MPEG-4 is a very popular opportunity there. So you should expect to see some of those things. But satellite is probably one step down off of our view at the moment.

Eric Kainer - Needham - Analyst

Okay. Great. One other question, I’d like to just chat with you very quickly about international. You know, obviously you get the preponderance of your revenues and your funnel right now is domestic. But yet there is a whole world full of telephone companies deploying DSL and DSL is of course, largely the broadband technology overseas, which of course, works well with an SDV architecture. Now could you talk about how big you think the opportunity is internationally as opposed to domestically? I mean I know I’ve seen different opportunity statements from you before. But talk about how big you might get internationally as compared to domestically and when that market might be developing?

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Sure. Yes, I think this quarter 28% of our business was outside the US, and it’s funny you mentioned this because at the moment we have a major team over in Europe at a trade show in Paris and have had all week long a significant meetings with carriers across Europe.

So, while I didn’t mention that, because of the significant activity that has percolated here in North America. You know, we are certainly active around the world. We see number one, in ‘05 and for the first half of ‘06, we see that US is going to be a number one opportunity set for us. Number two, is Asia and you know, we have really had some great milestones in Asia with PCCW and having their third expansion in a year, and their largest expansion with signing up a major partner over there that will help us in Asia.

So, we think Asia will be good for everyone, and particularly good for us. And I think that it will, certainly over time, be the as big or bigger opportunity than the US. Third on the list has been Europe and — but I can tell you that that we’re getting the same kind of vibrations from Europe that we got from the US, sort of, six months ago. So, we think that they are — and we know that there are activities doting the landscape throughout Europe. But, again, I probably sequence them US, Asia, Europe and that’s the way we’ve resourced those things, and I’m anxious to see my team when they’re back from Europe to hear how the opportunities sets have gone.

Eric Kainer - Needham - Analyst

Outstanding. It just looks like a world of opportunity for you. Congratulations.

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Thanks.

Operator

Thank you. You have a follow-up from Chet White, Merriman, Kurhan, Ford & Company.

Chet White - Merriman, Curhan, Ford & Company - Analyst

Hi, just one last follow-up on the headend wins. You said you had three master headend wins.

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Three majors, right.

Chet White - Merriman, Curhan, Ford & Company - Analyst

Three major and 10 remote. What was that last quarter?

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

That was — remember, it was like two in Q3, it was like two master, and I think the six or seven or somewhere in that range on the — somewhere in there. So we saw increases in both of those categories.

Chet White - Merriman, Curhan, Ford & Company - Analyst

I see. And yet revenue was flat. So I guess is that part of the backlog?

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Those are wins, right. I mean, so we identify them when we win them. You might imagine that some of those are still in the backlog equation.

Chet White - Merriman, Curhan, Ford & Company - Analyst

Got you. That’s good news. And then, on the Asia and Europe opportunity, just seems like Asia is particularly advanced in some of these Telco like we saw (inaudible); I can go through a pretty broad list, and Europe is not far behind. Is there more that you feel you can do there in terms of — I know, you just hired a reseller. Do you expect...

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

We didn’t hire a reseller; we signed a reseller agreement with a major partner.

Chet White - Merriman, Curhan, Ford & Company - Analyst

Sorry. And would you expect that you’ll see something like that out of similar type of partner in Europe here shortly and do you feel like you might be able to open up some opportunities that have not been that you have been missing out on?

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

We are taking a hard look at our resource set around the world. We’re being very judicious with our resources. Part of the reason that we did the Cosine transaction was to give us the additional resources in case we need them to accelerate the business pieces. So, we are definitely not — we are not overlooking the opportunity. We’re just being pragmatic about where we can be most effective. I will tell you, you’d be surprised at how many places our team, even our small team in Europe has gotten our product set and our Tut name. You would be very surprised at the number of prospect that is we have engaged even with a minimal team in Europe.

Chet White - Merriman, Curhan, Ford & Company - Analyst

Okay. Thank you very much.

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Thanks Chet.

Operator

There are no further questions, sir.

Salvatore D’Auria - Tut Systems, Inc. - Chairman, President & CEO

Well, thank you very much. We know it is early on the West Coast. We appreciate those who have gotten up early, and we appreciate those who listened carefully and asked good questions. We’re very excited about our prospects. We will do our best to keep you informed as things change and grow in our business. And we look forward to talking to you next quarter. Thank you very much.

Operator

Thank you. This concludes today’s Tut Systems fourth quarter financial conference call. You may now disconnect.